Exhibit (a)(5)(B)

BCP Crystal Acquisition GmbH & Co. KG
Maybachstr. 6, 70469 Stuttgart

Notice of the Availability of the Offer Document
regarding the voluntary public offer pursuant to Section 14(3)(1) no. 2 in connection with Section 34 of the German Securities Acquisition and Takeover Act (WpÜG) of

BCP Crystal Acquisition GmbH & Co. KG

an indirect wholly-owned subsidiary of
Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

to all shareholders of registered ordinary shares with no par value of
Celanese AG

On December 16, 2003, BCP Crystal Acquisition GmbH & Co. KG, Stuttgart, decided to offer to the shareholders of Celanese AG, Kronberg im Taunus, to acquire all registered ordinary shares with no par value of Celanese AG (WKN 575300/ISIN DE 0005753008/CUSIP D 1497A101) by means of a voluntary public takeover offer.

The offer document, in its German and English version, will be made available free of charge at Deutsche Bank AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany, as well as Innisfree M & A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, USA, and can also be requested to be sent free of charge under the telephone numbers 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), 1-877-750-5836 (toll-free in the USA and Canada) or 1-646-822-7403 (call collect from all other countries). Furthermore, the offer document, in its German and English version, will be published on the Internet at the web site www.tbg-cag.de.

Stuttgart, February 2, 2004

BCP Crystal Acquisition GmbH & Co. KG
The Management